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NASDAQ: EPMD                            For Further Information Contact:
FOR IMMEDIATE RELEASE                   Matthew C. Hill, Chief Financial Officer
                                        (856) 753-8533
                                        MKR Group, LLC
                                        Charles Messman, Todd Kehrli
                                        (626) 395-9500


        EP MEDSYSTEMS ANNOUNCES AMENDMENT TO ITS MARCH 31, 2003 10-QSB TO REFLECT BENEFICIAL CONVERSION FEATURES AND INTRINSIC VALUE OF EMBEDDED
         CONVERSION OPTIONS WITHIN CONVERTIBLE PROMISSORY BRIDGE NOTES

     WEST BERLIN, NJ (August 22, 2003) -- EP MedSystems, Inc. (NASDAQ: EPMD), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced that it amended its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 and updated its previously-released six-month information for June 30, 2003 in its 10Q-SB for the period ended June 30, 2003 which was filed on August 19, 2003, to reflect a restatement of its Consolidated Financial Statements for the three months ended March 31, 2003 for an interest expense charge in connection with the conversion of the $1,000,000 convertible promissory bridge notes outstanding on December 31, 2002 which converted into the Company's common stock in the first quarter of 2003, on January 31, 2003, as part of a related private placement/PIPEs transaction which closed on that date.

     The restatement results from an application of complex EITF accounting guidance materials and was made to recognize interest expense associated with certain beneficial conversion features and the intrinsic value of embedded conversion options within the convertible promissory bridge notes at the time they were converted to equity.

     Emerging Issues Task Force (EITF) Issue No. 00-27, "Application of Issue 98-5 to Certain Convertible Instruments", and EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", require that if the terms of a contingent conversion option do no allow an issuer to compute the number of shares that a holder would receive if the contingent event occurs and the conversion price is adjusted, an issuer should wait until the contingent event occurs and then compute the resulting number of shares that would be received pursuant to the new conversion price. The number of shares that would be received upon conversion based on the adjusted conversion price would then be compared with the number that would have been received prior to the occurrence of the contingent event. The excess number of shares multiplied by the commitment date stock price equals the incremental intrinsic value that results from the resolution of the contingency and the corresponding adjustment to the conversion price. That incremental amount would be recognized when the triggering event occurs. The cause for the charge was the decrease in the Company's share price from the price on the date the convertible promissory bridge notes were issued on December 30, 2002 to the price on the date the private placement closed and the convertible promissory bridge notes were converted.

It is important to note the following with respect the interest expense charge:

o        This is a $1 million, non-cash, equity neutral charge.
o The interest expense charge and the resultant first quarter restatement did not result from any new information relating to the bridge loan or the private placement/PIPEs transactions.
o The bridge loan transaction contemplated the precise mechanics and pricing formula of the resulting conversion of the bridge loan into the Company's common stock as part of the private placement/PIPEs transaction, and the bridge loan was converted in accordance with those mechanics and the pricing formula set forth in the underlying documentation.
o The Company's operating results for the second quarter did not change as a result of the interest expense charge and resultant first quarter restatement.

     The net result of this restatement for the three-month period ended March 31, 2003 is the recording of a non-cash charge of $1,000,000, an increase in the net loss of $1,000,000, an increase in additional paid in capital by the same amount, and an increase in the basic and diluted loss per share of $0.06.

     "After recently re-reviewing our first quarter financial information and reevaluating the various interpretations of very complex and technical EITF accounting guidance materials relating to beneficial conversion features and the intrinsic value of embedded conversion options within convertible instruments, the Company determined to reflect the impact of the resultant interest expense charge", said Reinhard Schmidt, President and Chief Executive Officer of EP MedSystems, Inc. Mr. Schmidt added, "after extensive discussions with our independent auditors, we believe it is in the best interest of the Company and its shareholders to amend our first quarter 2003 10-QSB filing at this time to reflect the interpretation of the accounting treatment for the bridge loan transaction". Mr. Schmidt also added, "this restatement results in a non-cash, equity neutral charge, and has no impact on our cash flows from operations or balance sheet." Mr. Schmidt concluded by stating, "we continue to stay on track with our business model and are very encouraged with the progress we have made during the last two quarters from a product approval perspective."

About EP MedSystems, Inc.

     EP MedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain cardiac rhythm disorders. The Company's EP product line includes the EP-WorkMate(R) Electrophysiology Workstation, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and related disposable supplies, the ALERT(R) System and related internal cardioversion catheters and the ViewMate(R) intracardiac ultrasound catheter system. EPMD's shareholders include Medtronic (NYSE: MDT), Boston Scientific Corporation (NYSE: BSX), EGS Private Healthcare Partnership, L.P., H & Q Lifesciences, and Cardiac Capital LLC. For more information, visit our Website at www.epmedsystems.com.


     This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's history of losses, uncertainty of future profitability and future liquidity needs; and risks regarding demand for new and existing products. The Company cautions investors and others to review the cautionary statements set forth in this Release and in the Company's reports filed with the Securities and Exchange Commission on Forms 10-KSB and 10-QSB, as they may be amended, and cautions that other factors may prove to be important in affecting the Company's business and results of operations. Readers are cautioned not to place undue reliance on quotations, and other forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of anticipated events.